EX-99.P(3)

I. CODE OF ETHICS – RULE 17J-1

Rule 17j-1 under the Company Act requires investment advisers to registered investment companies to adopt a written code of ethics reasonably designed to prevent Access Persons from engaging in unlawful actions. In order to comply with Rule 17j-1, SEG has adopted this Code of Ethics (the “Code”).

For the purposes of this Code, all principals and regular employees of SEG with a SEG email address, all consultants with access to SEG’s shared drive and Immediate Family Members of the foregoing are Access Persons. Temporary employees are also bound by the Code of Ethics.

SEG personnel must report any actual or potential violations of this Code to the CCO. The CCO will determine if an actual violation has occurred and, if so, will take appropriate corrective action. All material violations will be logged by the CCO, and the CCO will report all such violations involving the RIC Client to the Primary Adviser’s compliance department as required by the Sub-Advisory Agreement or applicable laws and regulations. On a quarterly basis, the CCO will certify to each RIC Client’s Board that SEG has adopted procedures to prevent Access Persons from violating the Code, and a report regarding any issues or any material violations of the Code.

A. GENERAL STATEMENT OF PRINCIPLES

In recognition of the trust and confidence placed in SEG by RIC Clients, SEG has adopted the following principles to be followed by Access Persons:

1.	The interests of RIC Clients and their shareholders are paramount. You must place Clients’ interests before your own.

2.	You must effect all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the RIC Clients or their shareholders.

3.	You must avoid actions or activities that allow you or your family to benefit from your position with SEG, or that bring into question your independence or judgment.

4.	You must not disclose material nonpublic information to others or engage in the purchase or sale (or recommend or suggest that any person engage in the purchase or sale) of any security to which such information relates.

B. GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

Access Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client:

1.	Employ any device, scheme, or artifice to defraud the RIC Client;

2.	Make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the RIC Client; or
4.	Engage in any manipulative practice with respect to the RIC Client.

C. PERSONAL TRADING POLICY

SEG employees must adhere to the Personal Investment Policy included as Attachment B to the Code of Conduct and Regulatory Compliance Manual. The Personal Investment Policy is included as Appendix A to this Procedures Manual. Unless otherwise noted, all defined terms have the same meaning as in the Code of Conduct and Regulatory Compliance Manual and all references to forms and other attachments should be considered references to the relevant forms and attachments in the Code of Conduct and Regulatory Compliance Manual. The Personal Investment Policy expressly restricts SEG employees from purchasing any registered open-end investment company to which SEG serves as adviser or sub-adviser and any affiliated funds or investment products of such investment company.

D. INSIDER TRADING POLICY

SEG employees must adhere to the Insider Trading Policy in the Code of Conduct and Regulatory Compliance Manual. This policy is set forth below. Unless otherwise noted, all defined terms have the same meaning as in the Code of Conduct and Regulatory Compliance Manual and all references to other policies and attachments should be considered references to the relevant policies and attachments in the Code of Conduct and Regulatory Compliance Manual.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material nonpublic information (“MNPI”) by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, SEG has instituted procedures to prevent the misuse of MNPI.

While this policy is set forth in terms reflecting United States law, SEG’s prohibition on insider trading applies to trading on exchanges outside the US as well, where laws may be even more stringent. Specific guidance pursuant to the European Market Abuse Regulation (“MAR”) is set forth below in SEG’s Market Abuse Policy for EU-Related Trading.

The prohibition against insider trading is a creature of federal statutes and rulemaking and the common law interpretation of those statutes and rules. It can generally be defined as trading, either personally or on behalf of others, on the basis of MNPI obtained in breach of a duty of trust or confidence, or communicating such MNPI to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of MNPI;

•	Trading by a non-insider while in possession of MNPI, where the information was misappropriated by or disclosed to the non-insider in violation of the tipper’s duty to keep it confidential;

•	Trading by a non-insider while in possession of MNPI obtained through unlawful means, such as computer hacking; or

•	Disclosing MNPI to others in breach of a duty of trust or confidence, or recommending a securities transaction to others while in possession of MNPI.

SEG’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the General Counsel or his designee.

Whom Does the Policy Cover?

This policy covers all of SEG’s employees, both full time and part time (“Covered Persons”), as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Covered Person is an officer, director or 10% or greater stockholder, and a partnership of which the Covered Person is a partner unless the Covered Person has no direct or indirect control over the partnership.

The restrictions in this policy regarding trading while in possession of MNPI shall continue to apply even after a Covered Person’s services to or employment with SEG terminates. If a Covered Person is in possession of MNPI at the time of such termination, he or she may not trade in the security to which the information relates until one full trading day after the information is released to the public.

What Information is Material?

Information generally is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

Examples of potentially material information include, but are not limited to:

•	Dividend or earnings announcements

•	Projections that significantly differ from external expectations

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Significant changes in senior management

•	Merger, acquisition, disposition, or joint venture announcements

•	New product or service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Changes in debt ratings

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans or other proposed capital share transactions

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company or the securities of several companies. The misuse of MNPI applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Nonpublic?

In order for issues concerning insider trading to arise, information must not only be material, but also nonpublic. “Nonpublic” information generally means information that has not been available to the investing public.

Once material nonpublic information has been effectively distributed to the investing public, it is no longer classified as material nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, not only must the information be publicly disclosed, but the public must also have adequate time to receive and digest the information. Every situation must be evaluated on a case- by-case basis to see if an adequate amount of time has passed. Employees must consult with the General Counsel to make this determination. Lastly, nonpublic information does not change to public information solely by selective dissemination.

“Tippee” Liability

SEG’s employees must be aware that even where there is no expectation of confidentiality, a person may become subject to insider trading liability upon receipt of material nonpublic information. Whether the “tip” made to the employee makes him or her a “tippee” subject to insider trading liability depends on whether the tipper expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not necessarily limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information, or it could be presumed from a close family relationship. Individuals may also become tippees if they obtain material, nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc. Because liability depends heavily on specific facts and circumstances, SEG expects its employees to always err on the side of caution and report to the General Counsel or his designee any suspected receipt of MNPI.

Penalties for Trading on Insider Information

Firms and individuals face severe penalties, both civil and criminal, if they engage in insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading may be levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes He or She has Received MNPI

If an employee has questions regarding the possible receipt of MNPI, he or she must inform General Counsel or his designee as soon as possible. The General Counsel or his designee will conduct research and, if necessary, consult with outside counsel to determine whether any trading restrictions are warranted.

Following prompt reporting of potential MNPI to General Counsel or his designee, the employee:

•	Shall not proceed with any related research or trading until General Counsel or his designee has informed the employee of the appropriate course of action.
•	Shall not discuss the potential MNPI with colleagues, supervisors, managers or anyone unless specifically pre-cleared by General Counsel or his designee to do so.
•	Shall not recommend or engage in the purchase or sale of securities to which such nonpublic information pertains while that information remains nonpublic.

Additional Requirements

Given the severe penalties imposed on individuals and firms engaging in insider trading, and in addition to the procedures set forth above, employees:

•	Shall not, unless specifically pre-cleared by General Counsel or his designee, trade the securities of any company of which they are deemed insiders or temporary insiders.
•	Shall not engage in securities transactions of any company except in accordance with SEG’s Personal Investment Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with SEG’s Personal Investment Policy.

•	Shall never agree to obtain inside information or keep information in confidence without notice to and prior approval of the General Counsel or CCO or their respective designees.
•	Shall not engage in securities transactions of any company on SEG’s restricted trading list.
•	Shall participate in periodic insider trading training at the direction of the Legal/Compliance Department.
•	Shall conduct investment research in accordance with SEG’s Research Policies Overview and Field Research Compliance Procedures, as periodically amended.
•	Shall report to the General Counsel or CCO any actual or suspected violations of the Insider Trading Policy, as well as any requests by another employee to engage in conduct that would violate the policy. Failure to report may result in disciplinary action, including dismissal.

Private Placement Transactions

SEG may participate in private equity, PIPEs (private investment in public equity), or similar private placement transactions. In connection therewith, SEG may receive MNPI as part its due diligence. In order to ensure that no employee evaluating the transaction receives or becomes aware of such MNPI: (1) all due diligence materials provided by the issuer or on its behalf shall first be sent to the General Counsel or his designee; and (2) the General Counsel or his designee shall review the information and remove or redact any documents or information that he or she believes could be considered MNPI. Any such participation in a PIPE transaction shall be in accordance with the applicable provisions of Regulation M including Rule 105 thereunder.

For private equity transactions, where the deal team receives confidential information pursuant to a non-disclosure agreement, the team must take all reasonable steps to restrict access to such information to members of the immediate deal team. Should the team wish to disclose any confidential information to other parties for evaluation of the transaction, the team must seek pre-approval from the General Counsel or his designee. Should the team become aware of confidential information throughout the deal process that may be material to any publicly traded companies, the team will promptly notify the General Counsel or his designee.

E. RECORDKEEPING REQUIREMENTS

SEG will maintain the following records in accordance with Rule 17j-1:

1.	A copy of the current Code and each Code that was in effect at any time within the past five years must be maintained in an easily accessible place;

2.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

4.	A record of all Access Persons, currently or within the past five years, must be maintained in an easily accessible place;

5.	A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.	A record of any decision and the reasons supporting the decision, to approve the acquisition by Access Persons of an IPO or other limited offering for at least five years after the end of the fiscal year in which the approval is granted.